Exhibit 5.1

Morris F. DeFeo, Jr.

703-610-8680

mdefeo@milesstockbridge.com

March 31, 2004

Board of Directors

QuadraMed Corporation

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Re:	QuadraMed Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8, dated March 31, 2004 (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an aggregate of 4,188,993 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), of which 3,338,993 shares of Common Stock have been issued or may be issued pursuant to the Company’s 1996 Stock Incentive Plan (the “1996 Plan”). The Shares also include (i) 750,000 shares of Common Stock which may be issued upon the exercise of a stock option granted to John C. Wright pursuant to an Inducement Stock Option Agreement dated as of July 9, 2003 between the Company and Mr. Wright (the “Wright Option Agreement”), and (ii) 100,000 shares of restricted Common Stock issued to Mr. Wright pursuant to a Restricted Stock Agreement dated as of July 9, 2003 between the Company and Mr. Wright (the “Wright Share Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., §§ 229.601(b)(5), in connection with the Registration Statement.

We have examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of the Registration Statement and such corporate records, certificates, agreements, and documents of the Company, and have made such investigation of law and have discussed with officers and representatives of the Company as to certain factual matters, as we have deemed necessary or appropriate for the purpose of this opinion. Based on that examination and subject to the assumptions and qualifications set forth herein, it is our opinion as of the date hereof that:

1.	The Shares have been duly authorized.

2.	The restricted Shares previously issued pursuant to the 1996 Plan or the Wright Share Agreement have been validly issued and are fully paid and nonassessable, subject to any vesting or other terms and conditions set forth in the applicable award agreement or instrument of grant.

3.	In the case of (A) Shares issuable upon (i) the exercise of stock options, (ii) the exercise of stock appreciation rights, (iii) the granting of restricted stock and restricted stock units, (iv) the granting of performance awards, or (v) the granting of other stock-based awards granted under the 1996 Plan, or (B) Shares issuable upon the exercise of stock options under the Wright Option Agreement, when issued in accordance with the terms of the 1996 Plan or Wright Option Agreement, as applicable, will be validly issued, fully paid and nonassessable.

In giving our opinion, we have assumed that, prior to the future issuance of any of the Shares, the Company will have a sufficient number of shares of authorized but unissued Common Stock.

In giving the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had full legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions herein are limited to, the General Corporation Law of the State of Delaware (including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as applied by the courts located in Delaware. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading of “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

This opinion is rendered solely for your benefit in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

Very truly yours, Miles & Stockbridge, P.C.

By:	/s/ MORRIS F. DEFEO, JR.

Morris F. DeFeo, Jr. Principal